NAVARRE CORPORATION
                            7400 49th Avenue North
                              New Hope, MN 55428
                           _________________________

                     NOTICE OF ANNUAL SHAREHOLDERS MEETING

                        September 5, 1996 at 3:30 p.m.

                _______________________________________________


TO NAVARRE CORPORATION SHAREHOLDERS:

The Annual Meeting of the Shareholders (the "Meeting") of Navarre Corporation (the "Company") will be held Thursday, September 5, 1996 at 3:30 p.m., local time, at The Marquette Hotel, Mississippi River Room, 3rd Floor, 710 Marquette Avenue, Minneapolis, Minnesota, 55402, for the following purposes:

	1.	To elect five directors who will serve until the next annual meeting of shareholders.

	2.	To ratify and approve an amendment to the Company's Articles
    of Incorporation to	authorize the creation of Preferred Stock.

	3.	To ratify and approve an amendment to the Company's Articles
    of Incorporation to	establish a classified board of directors.

	4. To approve certain amendments to the 1992 Stock Option
    Plan.

	5.	To transact such other business as may properly come before
    the meeting or any	adjournments thereof.

Shareholders of record at the close of business on July 12, 1996 will be entitled to vote at the Meeting or any adjournments or postponements thereof. All shareholders are cordially invited to attend the Meeting.

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND TO MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IN THE EVENT YOU DECIDE TO ATTEND THE MEETING IN PERSON, YOU MAY, IF YOU DESIRE, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

							By Order of the Board of Directors


							Charles E. Cheney

							Secretary

July 24, 1996

                             NAVARRE CORPORATION
                            7400 49th Avenue South
                          New Hope, Minnesota  55428
                                612/535-8333
                         _____________________________

                               PROXY STATEMENT
                         Annual Meeting of Shareholders
                             September 5, 1996
                        _______________________________

                           SOLICITATION OF PROXIES

This Proxy Statement is being furnished to the shareholders of Navarre Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, September 5, 1996 at 3:30 p.m., local time, at The Marquette Hotel, Mississippi River Room, 3rd Floor, 710 Marquette Avenue, Minneapolis, Minnesota, 55402 and at any adjournments or postponements thereof. This Proxy Statement and accompanying proxy are first being mailed to the shareholders of the Company on or about July 24, 1996.

The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company.
The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Only holders of record of shares of the Company's no par value common stock (the "Common Stock") at the close of business on July 12, 1996, will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The securities of the Company outstanding as of July 12, 1996, the record date for the Annual Meeting, and which are entitled to vote at the meeting, consist of 6,612,168 shares of Common Stock, each share being entitled to one vote. Shareholders do not have the right to accumulate votes for the election of directors.

The enclosed proxy may be revoked at any time before it is voted by the execution and delivery of a proxy bearing a later date or by notification in writing given to the Secretary of the Company prior to the meeting. The enclosed proxy may also be revoked by attending the meeting and electing to vote in person.

The enclosed Board of Directors' proxy, when properly signed and returned to the Company, will be voted at the Annual Meeting as directed therein. Proxies in which no direction is given with respect to the various matters of business to be transacted at the meeting will be voted FOR the election of the nominees for the Board of Directors named in this Proxy Statement and FOR Proposals Two, Three, and Four. While the Board of Directors knows of no matters to be presented at the Annual Meeting or any adjournment thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

A quorum, consisting of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in "street name" which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of July 1, 1996 with respect to the beneficial ownership of the Common Stock of the Company by (i) all persons who are known by the Company to hold five percent or more of the Common Stock of the Company, (ii) each of the directors of the Company, (iii) the executive officers named in the Summary Compensation Table below and (iv) all directors and officers of the Company as a group.



Name and Address		         Amount and Nature		             	Percent
of Beneficial Owner 	   	of Beneficial Ownership(1)       		of Class

Eric H. Paulson          				2,428,840 (2)	                		36.7%
7400 49th Avenue North
New Hope, MN  55428

Charles E. Cheney	  		          737,280                       	11.2%
7400 49th Avenue North
New Hope, MN  55428

Dickinson G. Wiltz 			          264,396	                     		 4.0%
7141 Willow Creek Road
Eden Prairie, MN  55344

James G. Sippl           			     15,200                    			    *
One Merrill Circle
St. Paul, MN  55108

Michael L. Snow         			       4,800                     		    *
3300 Norwest Center
Minneapolis, MN 55402

All directors and officers    3,506,826 (2)                  			53.0%
as a group (10 persons)

	* Indicates ownership of less than one percent.

(1) Includes shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of July 1, 1996 in the following amounts: Eric H. Paulson, 61,100 shares; Charles E. Cheney, 70,550 shares; Dickinson G. Wiltz, 20,396 shares; James G. Sippl, 15,200 shares; Michael L. Snow, 4,800 shares; and all officers and directors as a group, 188,356 shares.

(2) Includes 65,558 shares of Common Stock beneficially owned by members of Mr. Paulson's family. All of the shares beneficially owned by Mr. Paulson are subject to voting trust agreements through which he has sole voting discretion. The voting trust agreements also grant Mr. Paulson a right of first refusal to purchase the underlying shares.

(3) Does not include the options or restricted stock grants subject to shareholder approval of an increase in the 1992 Stock
Option Plan.

PROPOSAL ONE - ELECTION OF DIRECTORS

The Board of Directors of the Company is currently composed of the five members who are nominees for election at the Annual Meeting. It is the recommendation of the Company's Board of Directors that the five nominees named below be reelected as directors to serve as directors until the next Annual Meeting of the shareholders and until their successors shall be duly elected and qualified as directors.

Unless otherwise directed, the proxies solicited by the Board of Directors will be voted in favor of electing the five directors at the Annual Meeting and will be voted in favor of such nominees. However, in the event of the inability or unwillingness of one or more of these nominees to serve as a director at the time of the Annual Meeting on September 5, 1996 or any adjournments thereof, the shares represented by the proxies will be voted in favor of the remainder of such nominees and may also (at the discretion of the holders of said proxies) be voted for other nominees not named herein, in lieu of those unable or unwilling to serve. As of the date hereof, the Board of Directors knows of no nominee who is unable or unwilling to serve. In Proposal Three, the Company is requesting shareholder approval of an amendment to the Company's Articles of Incorporation to establish a classified board of directors. If Proposal Three is approved by the Company's shareholders, then the Company's directors will be elected for the terms specified in Proposal Three.

The affirmative vote of holders of Common Stock representing a majority of the voting power present and entitled to vote at the Annual Meeting is required for the election of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR
THE ELECTION OF THE FIVE NOMINEES FOR THE BOARD OF DIRECTORS AS
SET FORTH IN PROPOSAL ONE.

Information Regarding the Five Nominees for Election as Directors

The following discussion sets forth certain information regarding the nominees for the Board of Directors of the Company.

   Eric H. Paulson is the founder and has been President and Chief Executive Officer of the Company since its inception in 1983.
Mr. Paulson also served as the Executive Vice President and
Chief Operating Officer at Lieberman Enterprises, Inc. during the period from January 1990 to October 1991 when Live Entertainment, Inc., and Lieberman Enterprises, Inc. owned the Company. Prior to 1983, Mr. Paulson served as Senior Vice President and General Manager of Pickwick Distribution
Companies, a distributor of records and tapes. Mr. Paulson has been a director of the Company since October 1991. He was also a director from the time of the inception of the Company in 1983
until the Live Entertainment acquisition in 1990.   Mr. Paulson
is also a director of Net Radio Corporation.

  	Charles E. Cheney has served as Chief Financial Officer and Executive Vice President of the Company since 1985. Mr. Cheney has been a director of the Company since October 1991. Mr.
Cheney also served as Senior Vice President of Lieberman Enterprises, Inc., and General Manager of the Company during
1990 and 1991. Prior to joining the Company, Mr. Cheney was employed by Control Data Corporation in various financial capacities for 12 years, most recently as Controller of Control Data Commerce International. Mr. Cheney is also a Certified
Public Accountant.  Mr. Cheney is also a director of Net Radio
Corporation.

  	James G. Sippl has been a director of the Company since July 1993. Since 1989, Mr. Sippl has been a Vice President, with
Merrill Corporation, a financial printer, most recently as Vice
President of Business Development.  Prior to joining Merrill
Corporation, Mr. Sippl was employed at Chicago Cutlery, a manufacturer of fine cutlery, from 1985 to 1989, most recently as President. From 1970 to 1983, Mr. Sippl was employed at
Coopers & Lybrand, most recently as a partner.

 	Michael L. Snow was elected a director of the Company on April 1, 1995. Mr. Snow is of counsel with the Minnesota law firm of Maslon Edelman Borman & Brand, which he joined in 1976. He has served as a director, officer or founder in numerous public and private corporations and currently serves as a director of Osmonics, Inc. and Satellite Industries, Inc.

  Dickinson G. Wiltz has been director of the Company since October 1991. He was also a director from the time of inception of the Company in 1983 until the Live Entertainment acquisition in 1990. Mr. Wiltz has been a self-employed business management consultant since 1974.

Director Compensation

The non-employee members of the Board of Directors each receive $500 per meeting. In addition, directors have been granted options in the past. Subject to shareholder approval, each non-employee director of the Company was granted an option to purchase 20,000 shares on March 5, 1996 and will be granted, on April 1 of each year beginning April 1997, a non-qualified stock option under the 1992 Stock Option Plan to purchase 6,000 shares of Company Common Stock at the fair market value on the day of the grant. See Proposal Four - Approval of Amendments to the Company's 1992 Stock Option Plan.

Board Actions and Committees

All directors hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualified or until their earlier death, resignation or removal from office. The officers of the Company are appointed by the Board of Directors and hold office until their successors are chosen and qualified or until their earlier death, resignation, or removal from office.

During fiscal 1996, the Board of Directors held five formal meetings and each director attended 75% or more of the meetings of the Board and of the committees on which the directors served. Board members also met informally during fiscal 1996 to discuss various aspects of the business affairs of the Company.

The Board of Directors has established an Audit Committee and Compensation Committee. The Audit Committee of the Board of Directors for fiscal 1997 consists of Charles E. Cheney, James
G. Sippl and Michael L. Snow. While Mr. Cheney is an employee of the Company, Mr. Sippl and Mr. Snow are non-employee directors of the Company. During fiscal year ended March 31, 1996, the Audit Committee held two meetings. The Audit Committee annually recommends independent accountants for appointment by the Board of Directors, reviews the services to be performed by the independent accountants, and receives and reviews the reports submitted by them.

The Compensation Committee of the Board of Directors for fiscal 1997 consists of Mr. Sippl and Mr. Snow who are non-employee directors of the Company. The Compensation Committee has general responsibility for all employee compensation, bonus and benefit matters, including recommendations to the full Board on compensation arrangements of officers and directors, bonuses, benefit plans and stock option grants. The Compensation Committee held two meetings during fiscal year ended March 31, 1996.

The Company does not have a nominating committee.


Executive Officers of the Company

The Company's directors, executive officers and other key members of management are as follows:


Name    	               Age		  Position With the Company

Eric H. Paulson	       	51   	Chairman of the Board , President and
                              Chief Executive Officer

Charles E. Cheney      	53   	Secretary, Treasurer and Director,
                              Executive Vice President and Chief Financial
                              Officer

James G. Sippl         	48    Director

Michael L. Snow         45   	Director

Dickinson G. Wiltz  	   67   	Director

James A. Adams	         42   	Vice President, General Manager of Computer
                              Products Division

Kathleen A. Conlin     	52   	Vice President,Corporate Controller

Michael W. Gaffney  	   42   	Vice President, General Manager of Music
                              Products Division

William L. Stocks III  	41   	Vice President, General Manager of
                              Digital Entertainment

John Turner		           42   	Vice President, Operations


Biographical information on the Company's directors is provided elsewhere in this Proxy Statement under "Election of Directors."
The following is a brief summary of the business experience of each of the key members of management of the Company:

 	James A. Adams has been Vice President of the Company and General Manager of the Computer Products Division since 1986 except for the period January 1990 to October 1991 when he worked for the Computer Products Group within Lieberman. Prior to joining Navarre, Mr. Adams worked as an independent sales representative for several companies including Apple Computer and Electronic Arts.

 	Kathleen A. Conlin has been Vice President, Corporate
Controller since 1995.  She has served as Controller, Accounting
Manager, and Full Charge Bookkeeper since joining the Company in 1984.

 	Michael W. Gaffney has been Vice President of the Company and General Manager of the Music Products Division since 1988. He served as Director of Sales for the Music Products Division from 1987 to 1988, Mr. Gaffney also served as Senior Buyer for
Pickwick Distribution Companies and served in various capacities with other companies in the music industry prior to joining the Company.

 	William L. Stocks III has been Vice President and General Manager of Digital Entertainment since 1995. He served as Vice President of Marketing/New Business from 1991 to 1995. From
1988 to 1990, Mr. Stocks served as Vice President of New
Business for Lieberman. Prior to that time, Mr. Stocks held various positions at AT&T and for Pickwick Distribution Companies.

 	John Turner has been Vice President of Operations since joining the Company in September 1995. Prior to joining Navarre, Mr.
Turner was Senior Director of Distribution for Nordic Track in
Chaska, MN. He has held various positions in Logistics in the United States and in the United Kingdom.


Executive Compensation

The following table sets forth the annual compensation and other components of compensation for the fiscal years ending March 31, 1996 and 1995, the three month period ending March 31, 1994 and fiscal year ending December 31, 1993 for Eric H. Paulson, the Chief Executive Officer of the Company, and each of the executive officers of the Company whose total cash compensation exceeded $100,000 during the fiscal year ended March 31, 1996.


                         SUMMARY COMPENSATION TABLE

                                   					            Long-Term
                                 								         Compensation
               		Annual Compensation	                Awards
                                   	 	 	 	  	Restricted Securities  All Other
Principal 	     	                Other Annual  Stock  	Underlying   	Compen-
Position    Year Salary   Bonus 	Compensation  Awards   	Options 	   sation

Eric H.     1996 $210,000 $87,500 $18,000(1) $225,000(2)	300,000(2)   	---
Paulson     1995  203,077  79,000  18,000(1)   ---         ---    	 $ 4,808(3)
Chairman of 1994   45,866  	--- 	   4,500(1)   78,000      ---       12,500(3)
the Board,  1993  186,667  	--- 	  16,800(1)     --- 	    70,000     43,292(3)
President and Chief Executive Officer

Charles E.  1996	$146,000	$43,800 $ 9,000(1) $112,500(2)	150,000(2)    	---
Cheney      1995	$140,923	$41,050   9,000(1)    --- 	     ---      	$ 4,808(3)
Executive   1994	$ 31,154  	--- 	   2,250(1)   40,500 	   --- 	      12,500(3)
Vice  	     1993	$126,667  	--- 	   8,600(1)    --- 	     40,000 	   43,292(3)
President, Chief Financial Officer, Secretary and Treasurer


(1)  Represents car allowance.
(2) The restricted stock and the stock options granted to the Company's executive officers were granted under the Company's 1992 Stock Option Plan. Some of these grants were contingent on shareholders approval of amendments to the Plan. See Proposal Four.
(3) Amounts reflect loan guarantee fees paid to both Mr. Paulson and Mr. Cheney in consideration of their guarantees of the Company's obligations.


Employment Agreements and Change of Control Provisions

The Company entered into employment agreements (the "Employment Agreements") with Mr. Paulson and Mr. Cheney effective September 1, 1993. The Employment Agreements protect the proprietary rights of the Company to all material and ideas developed by Mr. Paulson and Mr. Cheney during their employment and prohibit the disclosure of any confidential matters by these employees during or after their employment with the Company.

The agreement with Mr. Paulson terminates on August 31, 1996 and is renewable for one year periods. The agreement currently provides for a base salary of $210,000 per year, subject to annual adjustments by the Board of Directors, and a year end bonus of up to 80% of his base salary.

The agreement with Mr. Cheney also terminates on August 31, 1996 and is renewable for one year periods. The agreement currently provides for a base salary of $146,000 per year, subject to annual adjustments by the Board of Directors, and a year end bonus of up to 60% of his base salary.

Under the terms of the Employment Agreements, if the employment of either Mr. Paulson or Mr. Cheney is terminated without cause by the Company or by the employee, with the employee cause as defined in the Agreements, the Employment Agreements require the payment to Messrs. Paulson and Cheney, respectively of (i) their base salaries through the end of the term of the Agreement or for two years, whichever is more, in exchange for a properly executed non-compete agreement between the employee and the Company and (ii) certain benefits to Mr. Paulson for the greater of two years or the remaining term of the Agreement and Mr. Cheney for the greater of one year or the remaining term of the Agreement. In addition, if the termination by the Company without cause or by the employee for employee cause occurs after the change of control or ownership of the Company, the employee is entitled to receive benefits equal to the amount determined by multiplying 2.99 by the average annual compensation and fringe benefits paid to the employee over the five most recent fiscal years, an amount currently equal to approximately
$692,888 with respect to Mr. Paulson and $462,981 with respect to Mr. Cheney. The Agreements further provide, however, that in no event shall the amount due and payable be such that it would constitute a "parachute payment" within the meaning of the Internal Revenue Code, and that, in the event that any portion of the severance payment would be deemed a parachute payment, then the amount of the severance payment would be reduced to the extent necessary to eliminate such treatment or characterization.


Certain Relationships and Related Transactions

In connection with a number of the Company's transaction, the Company's President, Eric H. Paulson, and its Executive Vice President, Charles E. Cheney, have been required to guarantee obligations of the Company. The Company's officers generally have guaranteed the obligations without additional compensation. In certain cases, however, these officers have received additional compensation from the Company in consideration of their guarantees. In the event that officers of the Company are required to guarantee bank obligations of the Company in the future, the Company anticipates paying them additional compensation for these guarantees. See "Executive Compensation."

In connection with the reacquisition of the Company from Live Entertainment in October 1991, Messrs. Paulson and Cheney, and Dickinson G. Wiltz, a director of the Company, loaned the Company the amounts of $502,000, $50,000 and $48,500, respectively, pursuant to demand notes with interest at the rate of 12 percent. In addition, at March 31, 1995, Mr. Paulson was indebted to the Company in the principal amount of $255,378.
The largest principal amount that was outstanding during fiscal 1995 was $255,378. The largest principal amount that was outstanding during fiscal 1996 was $259,019. Mr. Paulson paid the Company interest on the outstanding indebtedness at 8.5 percent. In December 1993, the Company repaid Mr. Cheney all amounts due him and Mr. Cheney repaid the Company all amounts due from him to the Company. In March 1995, the Company repaid Mr. Wiltz all amounts due him. In May 1995, the Company repaid Mr. Paulson all amounts due him and Mr. Paulson repaid the Company all amounts due from him to the Company.

In January 1995, the Company decided to exercise its option to purchase the property on which its principal facilities and adjoining land were located, in part because of continuing disputes with its landlord with respect to matters in connection with the construction and the operation of the building. In September 1995, the Company entered into a settlement agreement with the landlord under which all matters with respect to the building were resolved and the Company acquired the building.
At the time of the acquisition of the building, the Company was unable to arrange satisfactory permanent financing for the building. Accordingly, the Company entered into a Lease Agreement with a limited liability company consisting of Eric H. Paulson and Charles E. Cheney, the Company's President and Executive Vice President, respectively, which limited liability company acquired the buildings.

Under the terms of the lease agreement, the Company agreed to lease the building for approximately the same price as the contract with the original landlord, provided, that the management fee to be paid in connection with the leasing of the building was decreased from five percent of the aggregate rent to three percent of the aggregate rent, and the cost of living increases in the rent, rather than being effective at the end of five years, were effective at the end of each year. In addition, the Company received a purchase option, under which it had the right to purchase the building for an amount equal to the net present value of future income payments under the building, which approximated the purchase option it had under the old agreement. During the fiscal year ended March 31, 1996, the Company made lease payments totaling $194,805 to the partnership. The proposed transaction was approved unanimously by the disinterested directors of the Company's Board of Directors and the Company believes that the terms under which the Company leased the building from the limited liability company were on terms no less favorable than could be obtained from independent third parties.


Stock Options

The Company's 1992 Stock Option Plan (the "Stock Plan") was approved by the Board of Directors on September 1, 1992. A total of 874,000 shares of the Company's authorized Common Stock are reserved for issuance under the Stock Plan and an additional 1,300,000 shares awaiting shareholder approval at the Annual Shareholders Meeting. The purpose of the Stock Plan is to attract and retain talented employees, non-employee directors, consultants and independent contractors, as well as reward such persons who contribute to the achievement to the Company's economic objectives, by giving them a proprietary interest in the Company. The Stock Plan provides for both incentive stock options and non-statutory stock options. Incentive stock options are granted at an exercise price based upon fair market value and receive favorable tax treatment under the Internal Revenue Code. Non-statutory stock options are granted at an exercise price determined by the Board of Directors and do not qualify for favorable tax treatment. The Company may grant incentive stock options only to employees of the Company.

The following table provides required information concerning the year end value of stock options under the Stock Plan to highly compensated executive officers of the Company identified on the table below. The following table sets forth certain information regarding stock options granted to the executive officers named in the Summary Compensation Table during the Company's 1996 fiscal year.

All amounts in the table have been adjusted to reflect the Company's 2-for-1 stock split in the form of a 100% stock dividend distributed on June 21, 1996.



                   Option Grants in Last Fiscal Year

                          Individual Grants

                     Percent of                       Potential Realizable
          Number of  Total Options                      Value of Assumed
          Securities Granted to                        Annual Rates of Stock
          Underlying Employees      Exercise  Expir-   Price Appreciation for
          Options    in Fiscal      Price     ation       Option Term (1)
Name      Granted       Year        ($/Sh)    Date         5%        10%

Eric H.  100,000      11.8          	$4.375 	08/01/01  	$120,873 	$267,098
Paulson  200,000(2)	  23.6 	         $2.250 	03/05/01   $124,327 	$274,730

Charles   50,000 	     5.9          	$4.375 	08/01/01  	$ 60,437 	$133,549
E.Cheney 100,000(2) 	 11.8 	         $2.250 	03/05/01   $ 62,164  $137,365


(1) Represents the potential realizable value of each grant of options assuming that the market price of the underlying common stock appreciates in value from its fair market value on the date of grant to the end of the option term at the indicated annual rates.

(2) These options are subject to the increase in number of shares authorized under the Company's 1992 Stock Option Plan.
See Proposal Number Four.


Stock Option Exercises and Holdings

The following table sets forth information with respect to the Company's executive officers concerning the exercise of options during fiscal 1996 and unexercised options held at March 31, 1996. All amounts in the table have been adjusted to reflect the Company's 2-for-1 stock split in the form of a 100% stock dividend distributed to shareholders on June 21, 1996.


      Aggregated Option Exercises in Last Fiscal Year and Year-End
                       Option Values (1)

                                      									           Value of Unexercised
                                  Number of Unexercised      In-the-Money
          Acquired                 Options at Year-end    Options at Year-end
            on         Value        Exer-     Unexer-       Exer-    Unexer-
Name 	    Exercise   	Realized      cisable / cisable       cisable / cisable

Eric H.   	70,000 	  $155,400(2) 	41,100 / 327,400(3)   	$132,856 / $476,171
Paulson

Charles                          	60,550 / 163,700(3)   	$190,128 /	$238,085
E. Cheney


(1) Based on the difference between the March 31, 1996 closing price of $4.188 per share as reported on the Nasdaq Stock Market and the exercise price of the options.

(2) Based on the difference between the closing price of $3.313 per share on October 31, 1995, the date of exercise, as reported on the Nasdaq Stock Market and the exercise price of the options.

(3) Certain of these options are subject to an increase in the number of shares authorized under the Company's 1992 Stock
Option Plan.  See Proposal Number Four.


REPORT OF THE COMPENSATION COMMITTEE

Decisions on compensation of the Company's executives are generally made by the two member Compensation Committee of the Board (the "Committee") consisting of James G. Sippl and Michael
L. Snow who are non-employee directors. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions about awards under the Company's 1992 Stock Option Plan, which must be made solely by the Committee in order for the grants or awards under such plan to satisfy Rule 16b-3 under the Securities Exchange Act of 1934.

Pursuant to recently adopted rules designed to enhance disclosure of Company's policies toward executive compensation, set forth below is a report submitted by the Committee addressing the Company's compensation policies for fiscal 1996 as they affected Mr. Paulson, the Company's Chief Executive Officer, and Mr. Cheney, the other executive officer who, for fiscal 1996, was the Company's other most highly paid executive officer whose compensation exceeded $100,000. The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities and Exchange Act of 1933 (the "1933 Act") or the Securities and Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.


Compensation Philosophy.

The Committee's executive compensation policies are designed to provide competitive levels of compensation in order to attract and retain highly qualified executives, establish compensation levels based upon a comparison of job responsibility within the Company to similar positions in comparable companies and industries, and recognize individual performance based upon long-term specific goals, as opposed to short-term or arbitrary measurements of performance.

Base Salary.

The Committee annually reviews each executive officer's salary. In determining appropriate base salary levels, the Committee considers levels of responsibility, performance on behalf of the Company, the overall performance of the Company and external pay practices. With respect to external pay practices, the Committee uses various surveys of executive compensation for companies of similar size and comparable industries as a basis for determining competitive levels of cash compensation.


Annual Incentive Awards.

The Company pays bonuses to its executive officers based upon the performance of the Company. Mr. Paulson may receive an amount up to 80% of his base salary and Mr. Cheney may receive an amount up to 60% of his base salary. The Committee may award executive officers either cash, Common Stock or a combination of cash and Common Stock as incentive compensation.


Stock Options.

In order to promote improved long-term performance by the Company, the Committee awards stock options to the Company's executive officers. Stock options are awarded in order to achieve competitive compensation levels and to reward individual performance of executive officers. Stock options only have value for the executive officers if the price of the Company's stock appreciates in value from the date the stock options are granted. Shareholders also benefit from such stock price appreciation.


Chief Executive Officer Compensation.

Mr. Paulson's base pay for fiscal 1996 was $210,000. The compensation package for Mr. Paulson was set by the Board of Directors. Mr. Paulson's base salary was established in September 1993. During fiscal 1996, the Company made cost of living adjustments to the base salary. During fiscal 1996, the Company granted stock options of 300,000 shares to Mr. Paulson. The Company paid a bonus of $87,500 to Mr. Paulson with respect to services during the year ended March 31, 1996. During fiscal 1996, Mr. Paulson and Mr. Cheney also received restricted stock grants in the amount of 100,000 and 50,000 shares, respectively.
 As noted below, the shares granted in March 1996 and the restricted stock granted are subject to shareholders approval in connection with the amendment of the Company's 1992 Stock Option Plan. The Compensation Committee believes that the grant of restricted stock grants provides additional compensation to the Company officers by providing them with an additional equity interest in the Company's securities. The bonus reflected, in part, Mr. Paulson's efforts in increasing the Company's net sales by 32% from $119.5 million to $158.3 million. The bonus was equal to approximately 41.6% of Mr. Paulson's base salary. The terms of Mr. Paulson's Employment Agreement are set forth in the section entitled "Employment Agreements and Change of Control Provisions."

           SUBMITTED BY THE 1996 COMPENSATION COMMITTEE OF
                THE COMPANY'S BOARD OF DIRECTORS


        		 James G. Sippl		  			          Michael L. Snow

Stock Performance

In accordance with the rules of the Securities and Exchange Commission, the following Performance Graph compares performance of the Company's Common Stock on the Nasdaq National Market System to the Nasdaq Stock Market (U.S. Companies) Index and a Peer Group Index described below. The graph compares the cumulative total return from December 16, 1993 to March 31, 1996 on $100 invested on December 16, 1993, the date of the Company's initial public offering, assumes reinvestment of all dividends and has been adjusted to reflect stock splits.


Index levels as of March 31, 1996 were 148.889 for Navarre
Corporation, 148.819 for the Nasdaq Stock Market and 45.487 for the Self-Determined Peer Group.



                   				     PERFORMANCE GRAPH

                           December 16,             March 31,
                              1993         1994       1995     1996

Navarre Corporation          $100.00      $66.67    $ 88.89   $148.89
Nasdaq Stock Market           100.00       98.54     109.65    148.82
Self-Determined Peer Group    100.00       93.61      61.42     45.49



(1) The stock price performance depicted on the graph is not necessarily indicative of future price performance.

(2) The Peer Group Index includes the stock performance of the following companies: Alliance Entertainment Corp., Merisel Inc., Handleman Company, Kenfil Inc. (prior to September 16,
1994) and Ameriquest Technologies, Inc. (after its acquisition of Kenfil, Inc. in September 1994). This group of companies is comprised of companies with similar music or software distribution operations.


PROPOSAL TWO - AMENDMENT TO ARTICLES OF INCORPORATION
               TO AUTHORIZE PREFERRED STOCK


The Board of Directors has unanimously approved an amendment to the Company's Articles of Incorporation and recommends that the shareholders approve the amendment by voting in favor of Proposal Two. Proposal Two would amend Article VI of the Articles of Incorporation to authorize 5,000,000 shares of preferred stock which would be available for future issuance by the Board of Directors.

The Board of Directors will be authorized to determine, without any further action by the holders of the Company's Common Stock, the voting rights, dividend rights, dividend rate, redemption rights or privileges, rights on liquidation or dissolution, conversion rights and privileges, sinking or purchase fund rights and other preferences, privileges and restrictions of any series of preferred stock, the number of shares constituting any such series, and the designation thereof. Should the Board of Directors elect to exercise its authority, the rights, preferences and privileges of holders of the Company's Common Stock would be made subject to the rights, preferences and privileges of the preferred stock. In the course of discussing the Company's long-term strategic plans, the Board has concluded that it would be appropriate to have available preferred stock so that management would have greater flexibility in acquisitions or other financing. If the proposal to authorize preferred stock is approved, the Board of Directors would be authorized to determine the conditions and terms for the issuance of preferred stock. The Board has no present plans to utilize any preferred stock.

Although the Board of Directors has no present plans to do so, authorized and unissued common stock and preferred stock could be issued in one or more transactions with terms, provisions and rights which would make more difficult and, therefore, less likely, a takeover of the Company. Any such issuance of additional shares could have the effect of diluting the earnings per share and book value per share of existing shares of Common Stock, and such additional shares could be used to dilute the share ownership of persons seeking to obtain control of the Company. The Board and its financial and legal advisers are aware that a number of corporations have adopted special "shareholders' rights plans" or "poison pills" with a view toward creating significant defensive mechanisms against the possibilities of hostile takeover actions. Whether or not the proposed amendment to the Articles of Incorporation is adopted by shareholders, the Board could determine to implement a shareholders' rights plan in the future. Other than as described in this Proxy Statement, the Board has no present intention to propose in the future any other amendments to the Company's Articles or Bylaws which might be considered anti-takeover devices.

As indicated above, the voting rights to be accorded to any shares of preferred stock to be issued remain to be fixed by the Board of Directors. Accordingly, if the Board of Directors so authorizes, the holders of preferred stock may be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions in circumstances where Minnesota law does not require such class vote or might be given a disproportionately large number of votes. Such share of preferred stock could also be convertible into a large number of shares of Common Stock under certain circumstances or have other terms which might make acquisition of a controlling interest in the Company more difficult or more costly. Potentially, the preferred stock could be used to create voting impediments or to frustrate persons seeking to effect a merger or otherwise gain control of the Company. Also, the preferred stock could be privately placed with purchasers who might side with the management of the Company in opposing a hostile tender offer or other attempt to obtain control. Issuance of preferred stock as an anti-takeover device might preclude shareholders from taking advantage of a situation which they may consider to be favorable to their interests.

In addition, if the proposals described herein are adopted, the Board of Directors could, although it has no present intention of doing so, authorize the issuance of Common Stock or preferred stock to a holder who might thereby obtain sufficient voting power to ensure that any proposal to remove directors, or to alter, amend or repeal the Articles, would not receive the requisite shareholder vote required to remove the directors or amend the Articles.

The affirmative vote of the holders of a majority of the common stock entitled to vote at the meeting is necessary to approve
Proposal Two. If not otherwise specified, properly executed proxies will be voted in favor of Proposal Two.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING
RESOLUTION THAT WILL BE PRESENTED AT THE MEETING:

        	RESOLVED,  that Article  VI of the  Articles of Incorporation
         of the Company be,	and it hereby is, amended to read as set
         forth in Exhibit A to the Proxy Statement distributed in connection with the Annual Meeting of Shareholders of the Company.


PROPOSAL THREE- AMENDMENT TO ARTICLES OF INCORPORATION TO CREATE
                CLASSIFIED BOARD OF DIRECTORS


The Board of Directors has unanimously approved an amendment to the Company's Articles of Incorporation to establish a classified board of directors. Proposal Three would amend the Company's Articles of Incorporation to provide that the Company's Board of Directors shall be divided into three (3) classes as nearly equal in number as the total number of directors permits, with the terms of office of one class expiring each year at the regular meeting of shareholders. The Articles would provide that the number of directors shall be not less than three (3) or more than nine (9). The Company is proposing to elect five (5) directors at the Annual Meeting. In the future, each director would hold office for a term of three
(3) consecutive years, except one of the initial classes will hold office for a two year term and one of the initial classes will hold office for a one year term. If the proposed amendment is passed by the shareholders, the term of Mr. Michael L. Snow will expire at the annual meeting in fiscal year 1998, the term of Mr. Charles E. Cheney and Mr. Dickinson G. Wiltz would expire at the annual meeting held in fiscal 1999, and the terms of Mr. Eric H. Paulson and Mr. James G. Sippl would expire at the annual meeting held in fiscal year 2000.

The Company believes that the classification of the Board of Directors will help ensure the continuity and stability of the Company's business strategies and policies as determined by the Company's Board of Directors. Although the classified board is not being adopted by the management of the Company as a takeover advice, it may make it more difficult to effect a change in control in the Company because it would require two annual meetings for a controlling shareholder to elect a majority of the Board of Directors.


Vote Required


The affirmative vote of the holders of a majority of common stock entitled to vote at the meeting is necessary to approve
Proposal Three.  If not otherwise specified, properly executed
Proxies will be voted in Proposal Three.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING
RESOLUTION THAT WILL BE PRESENTED AT THE MEETING:


   	RESOLVED, that Article VIII of the Articles of Incorporation of
    the Company be,	and it hereby is, amended to read as set forth in
    Exhibit B to the Proxy Statement	distributed in connection with
    the Annual Meeting of Shareholders of the Company.

PROPOSAL FOUR - APPROVAL OF AMENDMENTS TO THE COMPANY'S
                1992 STOCK OPTION PLAN

General Information

On September 1, 1992, the Company's Board of Directors adopted the Navarre Corporation 1992 Stock Option Plan (the "Stock Plan"). The purpose of the Stock Plan is to attract and retain talented employees, non-employee directors, consultants and independent contractors, as well as reward such persons who contribute to the achievement of the Company's economic objectives, by giving them a proprietary interest in the Company. The Stock Plan authorizes the granting of stock options.

Amendments to the Stock Plan

The Company is submitting for shareholder approval amendments to the Stock Plan (i) to increase the number of shares of common stock reserved for issuance thereunder from 874,000 shares to 2,174,000 shares, (ii) to approve the granting of options to purchase 20,000 shares to non-employee directors on March 5, 1996 and to provide for annual automatic stock option grants of 6,000 shares to non-employee directors of the Company beginning in 1997, (iii) to enable the Company to make restricted stock grants under the Stock Plan and (iv) to limit to 300,000 shares the number of options that can be granted to any one employee in one fiscal year.

The Stock Plan currently authorizes the issuance of 874,000 shares of Common Stock pursuant to options granted under the Stock Plan. The Board of Directors has amended the Stock Plan, subject to shareholder approval, to increase the total number of shares available under the Stock Plan to 2,174,000 shares.
There were outstanding on July 1, 1996 options to purchase 1,287,000 shares under the Stock Plan (including options to purchase 541,000 shares granted by the Board of Directors on March 5, 1996 that are contingent on approval by the shareholders of the proposed amendment to the Stock Plan) and 176,000 shares had been purchased through exercise of options granted under the stock plan. The Board of Directors has deemed it prudent to increase the shares available for grants under the stock plan to facilitate the contingent grants and future options grants.

The Board of Directors has also amended the Stock Plan, subject to shareholder approval, to provide for the automatic grant of a defined number of options to non-employee directors. The purpose for granting options to non-employee directors is to advance the interests of the Company and its shareholders by enabling the Company to attract and retain the services of experienced and knowledgeable non-employee directors and to provide an incentive for such directors by increasing the proprietary interest in the Company's long term success and progress. The proposed amendment provides that each person who is not an employee of the Company and who is serving as a non-employee director of the Company shall, as of April 1 of each year beginning April 1, 1997, receive an option to purchase 6,000 shares of Common Stock for an option price of not less than 100% of the fair market value of the Company's Common Stock on such date. All such options shall be designed as non-qualified stock options. Options issued to non-employee director vest over a five year period. The term of such options shall be equal to six years. In addition, the Plan has been amended subject to shareholders approval to grant options to purchase 20,000 shares to each non-employee director on March 5, 1996 at a price equal to fair market value on that date.

The Board has also amended the Stock Plan, subject to shareholder approval, to enable the Company to grant restricted stock awards that result in shares of Common Stock being issued to a participant subject to restrictions against disposition during a restricted period established by the Company. The Company may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The restricted stock will be held in custody by the Company until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Board requires such dividends and distributions to be held by the Company, subject to the same restrictions as the restricted stock. In the event a participant terminates employment during the period of the restrictions, all shares still subject to restrictions will be forfeited and returned to the Company, subject to the rights of the Company to waive such restrictions in the event of a participant's death, total disability, retirement or under special circumstances approved by the Board.

The Company has also added a provision to the Stock Plan that provides that the Company may not, in any one fiscal year, grant options to purchase more than 300,000 shares to any one employee under the Stock Plan. The new section is designed to ensure that the Stock Plan complies with Section 162(m) of the Internal Revenue Code which limits the deductibility of certain executive compensation over $1.0 million per year.


Federal Income Tax Consequences

An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. When an optionee exercises a non-qualified stock option, he or she realizes taxable compensation income at the time equal to different between the aggregate option price and the fair market value of the stock on the date of exercise.

The grant of restricted stock will not result in immediate income for the participant or a deduction for the Company for federal income tax purposes, assuming the shares are not transferable and subject to restrictions creating a "substantial risk of forfeiture," as intended by the Company. If the shares are transferable or there are no such restrictions, the participant will realize compensation income upon receipt of the award. Otherwise, any participant generally will realize taxable compensation to income when any such restrictions lapse. The amount of such income will be the value of the Common Stock on that date, less any amount paid for the shares. The Company will be entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income. A participant may elect, under Section 83(b) of the Code, to be taxed on the value of the stock at the time of award. If this election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.


Registration with SEC

The Company intends to file a Registration Statement covering the 1,300,000 additional shares available for issuance under the Stock Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.


Vote Required

Shareholder approval of the amendments to the Stock Plan requires the affirmative vote of the holders of a majority of shares of Common Stock represented at the Annual Meeting and entitled to vote.


THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR
THE APPROVAL OF THE AMENDMENT AS SET FORTH IN PROPOSAL FOUR.

SHAREHOLDERS PROPOSALS

The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the Company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules.

The Navarre Corporation 1997 Annual Meeting of Shareholders is expected to be held in September 1997, and proxy materials in connection with that meeting are expected to be mailed on or about July 26, 1997. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before March 26, 1997.


GENERAL

Independent Auditors

The Board of Directors has selected the firm of Ernst & Young LLP, independent public accountants, as auditors to the Company for the year ended March 31, 1997. Ernst & Young LLP has audited the Company's financial statements since 1988. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to make a statement if he or she so desires and to respond to appropriate questions.


Compliance with Section 16(a) of the Securities Exchange Act of
1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file, including Forms 3, 4 and 5.
Based upon its review of Forms 3, 4 and 5 filed by the Company's insiders, the Company believes all such forms were filed on a timely basis.


Other Business

All items of business intended by the management to be brought before the meeting are set forth in the Proxy Statement, and the management knows of no other business to be presented. If other matters of business not presently known to the Board of Directors shall be properly raised at the Annual Meeting, it is the attention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

The Annual Report of the Company for 1996 is enclosed herewith. Shareholders may receive without charge a copy of the Company's Annual Report and Form 10-K, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: Navarre Corporation, 7400 49th Avenue North, New Hope, MN 55428, Attention: Charles E. Cheney, or by calling the Company at (612) 535-8333.


                    							By Order of the Board of Directors


                        			Charles E. Cheney
                    							Secretary

Dated:  July 24, 1996

                               EXHIBIT A


Article VI of the Company's Articles of Incorporation is hereby amended to read as follows:


                               ARTICLE VI


The aggregate number of shares that the Corporation has authority to issue shall be 25,000,000 shares, no par value per share, which shall consist of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Board of Directors of the Corporation is authorized to establish from the preferred shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each class or series, and to fix the relative powers, qualifications, restrictions, rights and preferences of each such class or series, including, without limitation, the right to create voting, dividend and liquidation rights and preferences greater than those of common stock. There shall be no cumulative voting by the shareholders of the Corporation.
The shareholders of the Corporation shall not have preemptive rights to subscribe for or acquire securities or rights to purchase securities of any kind, class or series of the Corporation.

                              EXHIBIT B



        	Article VII of the Company's Articles of Incorporation is hereby amended to read as follows:


                             ARTICLE VII


   	Section 1.	Number and Term.  The business and affairs of this
Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three (3) or more than nine (9) directors, as may be designated by the Board of Directors from time to time. The directors shall be divided into three (3) classes, as nearly equal in number as the then total number of directors constituting the whole Board permits, with the term of office of one class expiring each year at the annual meeting of shareholders. Except as otherwise provided in this Article VII, each director shall be elected by the shareholders to hold office for a term of three consecutive years. Each director shall serve until a successor shall have been duly elected and qualified, or until the earlier death, resignation, removal, or disqualification of the director.

   	Section 2.	Transitional Board.  Upon the adoption of this new
Article VII to the Articles of Incorporation, one class of directors shall hold office for a term expiring at the annual meeting of shareholders to be held after the end of the Corporation's 1997 fiscal year, another class shall hold office for a term expiring at the annual meeting of shareholders to be held after the end of the Corporation's 1998 fiscal year and other class shall hold office for a term expiring at the annual meeting of shareholders to be held after the end of the Corporation's 1999 fiscal year. After the expiration of each term, the provisions of Section 1 of this Article VII shall control.

   	Section 3.	Vacancies.  Any vacancies occurring in the Board of
Directors for any reason, and any newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors then in office. Any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified subject, however, to prior retirement, resignation, death or removal from office. Any newly created directorships resulting from an increase in the authorized number of directors shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible.

   	Section 4.	Quorum.  A majority of the members of the Board of
Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such a majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice. The directors present at a duly organized meeting may continue to transact business until adjournment notwithstanding that the withdrawal of enough directors originally present leaves less than the number otherwise required for a quorum.

   	Section 5.	Nomination.  Advance notice of nominations for the
election of directors, other than by the Board of Directors or a committee thereof, shall be given within the time and in the manner provided in the Bylaws.

   	Section 6.	Written Action by Directors.  Any action required or
permitted to be taken at a meeting of the Board of Directors, or a committee thereof, may be taken by written action, or counterparts of a written action, signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action, or counterparts of a written action, signed by the number of directors that would be required to take the same action at a meeting of the Board or a committee thereof at which all directors were present.

                           NAVARRE CORPORATION
                 PROXY SOLICITED BY BOARD OF DIRECTORS
                 For Annual Meeting of Shareholders
                          September 5, 1996


The undersigned, revoking all prior proxies, hereby appoints Charles E. Cheney and Eric H. Paulson, and either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of common stock of Navarre Corporation (the "Company") of record in the name of the undersigned at the close of business on July 12, 1996, at the Annual Meeting of Shareholders to be held on Thursday, September 5, 1996, or at any adjournment thereof, upon the following matters:


(1)   Election of the following nominees as directors:

	Eric H. Paulson         Charles E. Cheney        James G. Sippl
 Michael L. Snow        	Dickinson G. Wiltz

		[  ]  FOR ALL NOMINEES		[  ]  WITHHOLD FOR ALL NOMINEES

FOR ALL NOMINEES EXCEPT THE FOLLOWING:

(Mark no box and write the name(s) of the nominee(s) withheld in the space provided below.)

(2) Proposal to ratify and approve an amendment to the Company's Articles of Incorporation to authorize the creation of Preferred Stock.

		[  ]  FOR		[  ]  WITHHELD		[  ] ABSTAIN

                      (Continued on reverse side)

                      (Continued from the other side)

(3) Proposal to ratify and approve an amendment to the Company's Articles of Incorporation to establish a classified board of Directors.

		[  ]  FOR		[  ]  WITHHELD		[  ] ABSTAIN

(4)  Proposal to approve certain amendments to the 1992 Stock
Option Plan.

		[  ]  FOR		[  ]  WITHHELD		[  ] ABSTAIN

In their discretion the Proxies are authorized to vote upon such matters as any properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in favor of nominees listed above and FOR Proposals 2, 3 and 4.

Please sign your name exactly as it appears below. In case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.

							                               	Dated:              ,1996



                         									            Signature(s)

                            							[  ]  I plan to attend the meeting.

       Please mark, date, sign, and mail this proxy promptly using the enclosed envelope.